Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-102965-99, 333-89254-99 and 333-83342-99) pertaining to shares to be sold by certain selling shareholders, in the Registration Statements (Forms S-8 Nos. 33-98253-99 and 333-60852-99) pertaining to the Curative Health Services, Inc. 2000 Stock Incentive Plan, in the Registration Statements (Forms S-8 Nos. 333-98251-99 and 333-73376-99) pertaining to the Curative Health Services, Inc. 2001 Broad-Based Stock Incentive Plan and Non-Qualified Stock Option Agreements for David Lawson, Steven Michurski, and Beth Oliver, in the Registration Statements (Forms S-8 Nos. 333-65753-99 and 333-60854-99) pertaining to the Curative Health Services, Inc. Non-Employee Director Stock Option Plan, as amended, in the Registration Statements (Forms S-8 Nos. 333-65751-99, 33-65712-99, 33-54880-99, 33-45553-99 and 33-44414-99) pertaining to the Curative Health Services, Inc. and Subsidiaries 1991 Stock Option Plan, as amended, in the Registration Statement Form (S-8 No. 33-65710-99) pertaining to the Curative Health Services, Inc. and Subsidiaries Director Share Purchase Program, in the Registration Statement (Form S-8 No. 33-85188-99) pertaining to the Curative Health Services, Inc. and Subsidiaries Employee 401(k) Savings Plan, in the Registration Statement (Form S-8 No. 333-107305-99) pertaining to Non-Qualified Stock Option Agreements with 14 individuals in the Registration Statement (Form S-8 No. 333-115808) pertaining to Paul McConnell’s Restricted Stock Unit Award Agreement dated April 23, 2004, of our reports dated March 27, 2006, with respect to the consolidated financial statements and schedule of Curative Health Services, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Manchester, New Hampshire

April 10, 2006